NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: SECOND QUARTER REPORT	Approved by: JAMES R. WEIGAND

ELKHART, INDIANA -— DECEMBER 17, 2004

SKYLINE REPORTS RESULTS FOR SECOND QUARTER AND FIRST HALF

     Skyline Corporation’s net earnings for the second quarter of its fiscal 2005 year were $1,885,000 compared to $2,068,000 for the second quarter of fiscal 2004. On a per share basis, net earnings for the quarter which ended November 30, 2004 were $0.22 versus $0.25 for a year ago.

     For the first half of fiscal 2005, net earnings were $2,691,000 compared to $4,105,000 for a year ago. Net earnings per share for the first half of fiscal 2005 were $0.32 versus $0.49 for the first half of fiscal 2004.

     Sales for Skyline’s fiscal 2005 second quarter were $120,585,000 compared to $114,583,000 for the second quarter of fiscal 2004. For the first six months of fiscal 2005, sales were $237,696,000 versus $224,262,000 for fiscal 2004.

     For Skyline’s manufactured housing group, sales for the second quarter of fiscal 2005 were $91,732,000 compared to $84,920,000 for the second quarter of fiscal 2004. For the first six months of fiscal 2005, sales by the manufactured housing group were $176,510,000 versus the $163,467,000 recorded for the first six months of fiscal 2004.

     For the recreational vehicle (RV) group, sales amounted to $28,853,000 for fiscal 2005’s second quarter compared to $29,663,000 for the second quarter of fiscal 2004. For the first six months of fiscal 2005, sales by the RV group were $61,186,000 versus $60,795,000 for the same period a year ago.

     Margins continue to be impacted by unprecedented increases in the cost of lumber, lumber-related materials and steel. While Skyline offsets rising costs by increasing its selling prices, sudden major increases in costs, coupled with dealers’ retail sales commitments, can affect the timing of when Skyline can pass on its cost increases.

     As Skyline begins its third quarter, historically the slowest period in its fiscal year, the company continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments. This financial strength should help the company meet the challenges ahead.

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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	(Unaudited)		(Unaudited)
	2004	2003	2004	2003
Sales	$120,585	$114,583	$237,696	$224,262

Earnings before income taxes	3,155	3,481	4,501	6,840

Provision for income taxes	1,270	1,413	1,810	2,735

Net earnings	$1,885	$2,068	$2,691	$4,105

Basic earnings per share	$.22	$.25	$.32	$.49

Weighted average common shares outstanding	8,391,244	8,391,244	8,391,244	8,391,244

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	November 30, (Unaudited)
ASSETS	2004	2003

Cash and temporary investments	$147,412	$156,593
Accounts receivable	25,826	24,086
Inventories	10,279	10,039
Other current assets	11,155	9,051

Total Current Assets	194,672	199,769

Property, Plant and Equipment, net	37,158	38,029

Other Assets	5,429	5,039

	$237,259	$242,837

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$8,158	$6,704
Accrued liabilities	33,533	32,000

Total Current Liabilities	41,691	38,704

Other Deferred Liabilities	5,808	4,664

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	250,264	259,973
Treasury stock, at cost, 2,825,900 shares in 2004 and 2003	(65,744)	(65,744)

Total Shareholders’ Equity	189,760	199,469

	$237,259	$242,837